Exhibit 99.1

Spark Therapeutics Announces SPK-TPP1, its First Program Targeting
Neurodegenerative Disease

Preclinical Data Published in Science Translational Medicine Demonstrate Delay in Onset and Progression of a Form of Batten Disease

PHILADELPHIA, Nov. 11, 2015 - Spark Therapeutics (NASDAQ: ONCE) unveiled today its first gene therapy program targeting a disease of the central nervous system (CNS). Findings published in the current issue of Science Translational Medicine http://stm.sciencemag.org/content/7/313/313ra180 provide preclinical proof of concept for Spark’s SPK-TPP1 program. The study demonstrates the potential of a one-time administration of Spark’s gene therapy to delay onset and progression of a form of Batten disease, a fatal neurological disorder that begins in early childhood.

The research team was led by Beverly L. Davidson, PhD, director of the Raymond G Perelman Center for Cellular and Molecular Therapeutics at The Children’s Hospital of Philadelphia and a Spark scientific co-founder. Their study showed in a naturally occurring large preclinical model of TPP1 deficiency that one-time administration of recombinant adeno-associated viral (AAV) vector encoding for TPP1 produced steady expression of the enzyme in the cerebrospinal fluid, and resulted in demonstrable clinical benefits across multiple endpoints.
Administration of Spark’s AAV serotype 2 vector delivering the TPP1 gene to the ependymal cells of the brain ventricular system resulted in delayed onset of clinical symptoms and disease progression, protection from cognitive decline and extension of lifespan relative to untreated controls. Importantly, the novel delivery approach used in the study produced effective distribution of the enzyme throughout the central nervous system, as evidenced by immunohistochemistry and enzyme activity assay.

Based on these results, Spark plans to initiate IND-enabling studies this year.

A form of Batten disease, TPP1 deficiency causes severe early childhood neurodegenerative disease that results in motor and mental decline, seizures and visual deficits, and leads to death in a majority of cases during early childhood. The autosomal recessive disease is caused by mutations in the TPP1 gene, leading to a deficiency of the soluble lysosomal enzyme tripeptidyl peptidase 1, or TPP1. TPP1 deficiency, also be known as CLN2 disease, is the first in a broad portfolio of CNS disease targets that Spark intends to pursue under rights it obtained from the University of Iowa.
The preclinical model described in this study was also used in an enzyme replacement therapy program currently in development by another company for the same form of Batten disease. That program subsequently demonstrated initial clinical proof of concept in early stage human clinical trials.

“TPP1 deficiency exacts a terrible toll on young children and their families, and effective therapies that slow or stop the progression of disease are urgently needed,” said Dr. Davidson. “We are highly encouraged by these results, including the clinical impact seen in this study and the successful use of a novel route of administration of gene therapy to induce the production of an enzyme like TPP1 throughout the central nervous system.”

“Dr. Davidson’s team has made important strides in demonstrating the potential of one-time administration of gene therapy to alter the course of this fatal neurodegenerative disease,” said Katherine A. High, MD, co-founder, president and chief scientific officer of Spark. “As we advance this program toward the clinic, we are building on the success of our SPK-RPE65 program, including applying the same vector and manufacturing technology to potentially overcome the formidable challenge of delivering enzyme replacement therapies across the blood-brain barrier to the CNS.”

About Spark Therapeutics
Spark is a gene therapy leader seeking to transform the lives of patients with debilitating genetic diseases by developing one-time, life-altering treatments. Spark’s initial focus is on treating rare diseases where no, or only palliative, therapies exist. Spark’s most advanced product candidate, SPK-RPE65, which has received both breakthrough therapy and orphan product designation, recently reported positive top-line results from a pivotal Phase 3 clinical trial for the treatment of rare blinding conditions. Spark’s validated gene therapy platform is being applied to a range of clinical and preclinical programs addressing serious genetic diseases, including inherited retinal dystrophies, hematologic disorders and neurodegenerative diseases. Spark builds on two decades of research, development and manufacturing at The Children’s Hospital of Philadelphia, including human trials conducted across diverse therapeutic areas and routes of administration. To learn more, please visit www.sparktx.com.

Cautionary Note on Forward-looking Statements
This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company's lead SPK-TPP1 program as well as its most advanced product candidate, SPK-RPE65. Any forward-looking statements are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that the data from the early pre-clinical studies of SPK-TPP1 will not be replicated in IND-enabling studies or, that the results of additional preclinical studies will not be sufficient to support advancing into human clinical trials and that the company may not be able to successfully develop and/or commercialize any products from our SPK-TPP1 program or otherwise. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the "Risk Factors" section, as well as discussions of potential risks, uncertainties and other important factors, in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and other filings we make with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Spark undertakes no duty to update this information unless required by law.

Contacts
Investor Relations
Spark Therapeutics, Inc.
Stephen W. Webster
Chief Financial Officer
(855) SPARKTX (1-855-772-7589)

Media
Ten Bridge Communications
Dan Quinn
(781) 475-7974
dan@tenbridgecommunications.com

Financial Media
Teneo Strategy
Andy Maas
(212) 886-9321
andy.maas@teneostrategy.com

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